Exhibit 99.1

NEWS RELEASE

GRAY TELEVISION ANNOUNCES CLOSING OF OFFERING OF $500.0 MILLION 5.875% SENIOR NOTES DUE 2026

Atlanta, Georgia – June 14, 2016. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) announced today that it has completed its previously announced offering of $500.0 million in aggregate principal amount of its 5.875% Senior Notes due 2026 (the “2026 Notes”). The 2026 Notes were priced at 100.000% of par. Interest on the 2026 Notes is payable semiannually, on January 15 and July 15 of each year, commencing January 15, 2017, and the 2026 Notes mature on July 15, 2026. The Company’s existing, and certain future, subsidiaries are guaranteeing the 2026 Notes.

The Company used a portion of the proceeds from the sale of the 2026 Notes to repay the outstanding term loan entered into in February 2016 under the Company’s senior credit facility and to pay transaction related fees and expenses. The Company intends to use the remaining proceeds from the sale of the 2026 Notes for general corporate purposes, which may include, among other things, the repayment of other debt outstanding from time to time, capital expenditures, the financing of possible future business expansions and acquisitions, working capital and the financing of ongoing operating expenses and overhead.

The 2026 Notes and the related guarantees have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The 2026 Notes were offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are statements other than statements of historical fact, and may include, among other things, statements regarding our current expectations and beliefs as to the use of proceeds from the sale of the 2026 Notes and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of June 14, 2016. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each of which is on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

Gray Contacts:

www.gray.tv

Hilton H. Howell, Jr., President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv